Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS ANNOUNCES AFFILIATION

WITH DENTAL ASSOCIATES OF ROCHESTER

WAKEFIELD, MASSACHUSETTS – July 5, 2005 – American Dental Partners, Inc., (NASDAQ: ADPI) announced today that the Company completed an affiliation with Dental Associates of Rochester (“Dental Associates”).

Dental Associates is a multi-specialty dental group with 12 dentists and two practices located in Rochester, New York generating approximately $8 million in patient revenue annually. Dental Associates has become part of the Company’s existing affiliation with Western New York Dental Group.

“We have known Dental Associates for many years and have great respect for its founder, Dr. Henry Rohrer, and for the many fine team members and doctors of Dental Associates. This is an exciting opportunity for us and for Western New York Dental Group. Since our initial affiliation in January 2000, Western New York Dental Group has grown to comprise 11 practice locations and 30 dentists and is the only dental group practice in the state of New York to have achieved accreditation status with the Accreditation Association for Ambulatory Health Care. We are pleased to be able to support Western New York Dental Group’s continued growth through this affiliation with Dental Associates,” said Gregory A. Serrao, Chief Executive Officer of American Dental Partners.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 19 dental groups which have 183 dental facilities with approximately 1,670 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2004.